EXHIBIT 8.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

December 15, 2006

iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to iStar Financial Inc., a Maryland corporation (the “Company”), in connection with the Company’s offer to exchange $889,669,000 principal amount of its 5.95% Series B Senior Notes due 2013 for a like principal amount of the Company’s 5.95% Series A Senior Notes due 2013, and $500,000,000 principal amount of its Series B Senior Floating Rate Notes due 2009 fore a like principal amount of the Company’s Series A Senior Floating Rate Notes due 2009. The exchange offer is being made pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended.  In connection with the Registration Statement, we have requested your opinion with respect to certain U.S. federal income tax matters.  Except as otherwise indicated, terms used in this letter have the meanings ascribed to them in the Registration Statement.

In rendering the opinion expressed herein, we have examined and relied upon such documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.  In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each document are genuine, (iii) each party who executed such document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company at all times has been and will continue to be organized and operated in accordance with the terms of such documents.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the certificate of representations, dated as of the date hereof, provided to us by the Company (the “Certificate”).  These representations generally relate to the operation and classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

Based upon and subject to the foregoing, we are of the opinion that the descriptions of the law and legal conclusions contained in the Registration Statement under the captions “Certain U.S. federal income tax consequences” and “Certain U.S. Federal Income Tax Consequences,” to the extent they describe applicable U.S. federal income tax laws, are correct in all material respects.

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion.  Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Further, the opinion set forth above represents our conclusions based upon the documents, facts and representations referred to above.  Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinion set forth herein.  As described in the Registration Statement, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership.  Because the Company’s satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.  We have not undertaken to review the Company’s compliance with these requirements on a continuing basis.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

The opinion set forth in this letter is (i) limited to those matters expressly covered; no opinion is to be implied in respect of any other matter, (ii) as of the date hereof and (iii) rendered by us at the request of the Company in connection with the Registration Statement.

We hereby consent to the filing of this opinion letter with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP